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                               EXHIBIT 23.1

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Castle BancGroup, Inc.

We consent to incorporation by reference in the registration statement (No. 333-70867) on Form S-3 of Castle BancGroup, Inc., in the registration statement (No. 333-70825) on Form S-8 of Castle BancGroup, Inc., and in the registration statement (No. 33-87658) on Form S-8 of Castle BancGroup, Inc. of our report dated January 29, 1999, relating to the consolidated balance sheets of Castle BancGroup, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Castle BancGroup, Inc.



/s/ KPMG LLP


Chicago, Illinois
March 18, 1999